Media Contact: Phil Wallis ph: (321) 363-5113	IR Contact: Rob Schatz Rob@wolfeaxelrod.com
Or pjwallis@newgenerationbiofuels.com

New Generation Biofuels Reports Fourth Quarter and Full Year 2009 Financial Results

Columbia, Maryland – March 26, 2010 – Renewable fuels provider New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) (“NGBF” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter and Full Year 2009 Financial Results

New Generation Biofuels reported revenues of $101,890 and a net loss of $4.9 million for the three months ended December 31, 2009 compared to net revenues of $22,943 and a net loss of $6.3 million for the three months ended December 31, 2008.  Biofuel production and sales increased to 88,000 gallons in the fourth quarter of 2009 compared to 14,000 gallons the fourth quarter of 2008.  Total operating expenses decreased by approximately $2.0 million for the three months ended December 31, 2009 compared to the same period in 2008.  This decrease  was driven by an increase in cost of product revenue of approximately $0.6 million offset by a decrease in research and development expenses of approximately $0.1 million (both driven primarily by the Company’s growth from a development stage organization in 2008 to commercial production and sale of biofuel in 2009), a decrease in general and administrative expenses of approximately $0.9 million (resulting primarily from decreases in legal and non-cash compensation expenses) and the absence of a $1.6 million non-cash license impairment charge that was recorded in the fourth quarter of 2008. Total Loss from Operations decreased by approximately $2.1 million for fourth quarter of 2009 compared to the prior year’s fourth quarter.

For the full year 2009, the Company had net revenues of $178,938 and a net loss of $19.1 million.  The Company was still in the development stage during 2008, and for the full year 2008 had net revenues of $22,943 and a net loss of $17.2 million.  Approximately 209,000 gallons of biofuel were produced in 2009 compared to 14,000 gallons in 2008.  Total operating expenses decreased by approximately $0.5 million for the full year 2009 compared to 2008.  This decrease was the net result of an increase in cost of product revenue of approximately $2.0 million offset by a decrease in research and development expenses of approximately $0.6 million (both driven primarily by the start of commercial operation 2009), and the absence of a $1.6 million non-cash license impairment charge and $0.4 million legal settlement that were both recorded in 2008.  Loss from Operations decreased by approximately $0.6 million for the full year 2009 compared to 2008.

The net change in the fair value of derivatives during 2009 compared to 2008 resulted in a non-cash loss of approximately $1.7 million.  This is primarily the result of the change in fair value during 2009 of the detachable warrants issued to investors in connection with several financings during the year ended December 31, 2009.

As of December 31, 2009, the Company had cash on hand of approximately $0.6 million.  Net cash used in operating activities was $7.1 million for the full year ended December 31, 2009, compared to $6.3 million in last year’s comparable period.

 Full Year 2009 & Early 2010 Highlights

•	Completed construction of first commercial-scale plant in Baltimore with an initial 5 million gallons per year capacity.

•	Completed 41 production runs at our Baltimore production facility through December 2009.

•	Produced approximately 209,000 gallons of our biofuel in 2009.

•
Expanded our license agreement with PTJ Bioenergy Holdings Ltd., or PTJ, the licensor of NGBF’s renewable biofuel technology, to capture a cross-licensing royalty equal 5% of PTJ’s revenues outside of our territory, which includes North America, Central America and the Caribbean and a 5% sales commission payable by PTJ to us if we introduce PTJ to a potential customer or otherwise substantially assist PTJ in the making of any sale outside of our territory.

•
Executed non-binding Letters of Intent (LOI) under which businesses in Costa Rica, Puerto Rico and Canada are evaluating licensing our technology with the intent of constructing biofuel manufacturing facilities and marketing NGBF biofuel.  These LOIs contemplate payment to NGBF of a fee per gallon of fuel produced and sold.

•	Streamlined and reduced operating costs by moving our headquarters to Columbia, Maryland, closer to our biofuel production facility.

•	Blended our biofuel with #6 Diesel fuel to diversify our product applications and expand our potential markets.

•
Entered into an agreement with Ferdinando Petrucci, a partner of PTJ and the inventor of our proprietary technology, to issue 1,100,000 shares of common stock and $120,000 in cash in lieu of the $1 million license payment payable in two equal installments in February and March 2010 to help conserve cash and strengthen our liquidity.

•	Raised $7.9 million in gross proceeds through three common stock equity offerings in 2009, providing the Company with additional capital to fund our business plans.

•
In January 2010, Baltimore City Schools named us in their annual heating fuel request for proposal. This request for proposal by the Baltimore City Schools is in conjunction with a proposed 1 year contract with the City of Baltimore. We previously completed a successful test program with the City of Baltimore and reached an agreement to proceed with a longer contract to include the Baltimore City Schools.

•	In February 2010, we closed a private placement of common stock and warrants for total gross proceeds of approximately $1.3 million.

•
On March 12, 2010, we executed a non-binding Memorandum of Understanding, or MOU, with Regent Trend Investment Ltd (soon to be re-named Milestone Biofuels Limited, or Milestone), a potential strategic partner from China, under which Milestone would invest $20 million in our equity securities and we would collaborate with Milestone to form a joint venture to develop and operate biofuel production plants in the continental United States with a total aggregate plant capacity of 250 million gallons per year. Milestone would fund all of the capital requirements for the joint venture and we would provide the technology and operate the plants.  We would earn a minimum royalty on all sales from the joint venture and would share in a percentage of profits above the minimum royalty. The MOU remains subject to a due diligence period of up to 75 days and negotiation, execution and delivery of definitive agreements acceptable to both parties and approved by their respective boards of directors. The investment also may be subject to shareholder approval under the NASDAQ listing rules. There is no assurance that definitive agreements will be signed or that the transaction will close.

“During 2009 New Generation Biofuels transitioned from a development stage enterprise to a commercial business.  I am very pleased with the progress we have made in the execution of our growth strategy both in the production and direct sale of our biofuel and in pursuing technology sublicensing opportunities in an extremely difficult capital market,” said Cary J. Claiborne, President and Chief Executive Officer of New Generation. “As we move forward in 2010 we need to build on what we accomplished in 2009 and continue to execute our business plan.  I am looking forward to completing the steps necessary to finalize our transaction with Milestone Biofuels which, if it were to close, I believe would be a transformational deal for our company.”

About New Generation Biofuels, Holdings, Inc.
New Generation Biofuels is a renewable fuels provider. New Generation Biofuels holds an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from plant oils and animal fats that it markets as a new class of biofuel for power generation, commercial and industrial heating and marine use. The Company believes that its proprietary biofuel can provide a lower cost, renewable alternative energy source with significantly lower emissions than traditional fuels. New Generation Biofuels’ business model calls for establishing direct sales from manufacturing plants that it may purchase or build and sublicensing its technology to qualified licensees.

Forward Looking Statements
This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in subsequent filings with the Securities and Exchange Commission.

NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$567,647	$1,476,246
Accounts receivable	63,900	22,943
Other receivables	41,406	–
Inventories	11,708	–
Prepaid expenses and other current assets	237,635	195,369
Total current assets	922,296	1,694,558

Property, plant and equipment, net	1,120,911	378,946
License agreement, net	5,650,988	6,267,460
Other assets, net	346,073	392,208
TOTAL ASSETS	$8,040,268	$8,733,172

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,472,519	$1,385,311
Loan payable	50,000	50,000
License agreement payable, current portion
(net of unamortized discount of $375,467 and $71,270)	624,533	928,730
Accrued dividends on preferred stock	1,078,003	765,369
Common stock warrant liability and antidilution obligation	110,874	-
Total current liabilities	3,335,929	3,129,410

License agreement payable
(net of unamortized discount of $622,274 and $1,464,132)	3,377,726	3,535,868
Deferred rent	324,409	–
Total liabilities	7,038,064	6,665,278

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock; $0.001 par value; 9,450,000 shares authorized; no shares issued and outstanding at December 31, 2009 and 2008	-	-
Series A Cumulative Convertible Preferred Stock; $0.001 par value; $100.00 stated value; 300,000 shares authorized, 18,400 and 26,400 shares issued and outstanding as of December 31, 2009 and 2008, respectively; aggregate liquidation preference of $2,264,328	710,970	1,020,087
Series B Cumulative Convertible Preferred Stock; $0.001 par value; $100.00 stated value; 250,000 shares authorized, 45,785 and 72,126 shares issued and outstanding as of December 31, 2009 and 2008, respectively; aggregate liquidation preference of $5,232,234	3,094,872	5,023,429
Common stock; $0.001 par value; 100,000,000 shares authorized; 31,711,578 and 19,299,168 shares issued and outstanding as of December 31, 2009 and 2008, respectively	31,712	19,299
Additional paid-in-capital	47,593,489	29,889,220
Accumulated deficit	(50,428,839)	(33,884,141)
Total stockholders' equity	1,002,204	2,067,894
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,040,268	$8,733,172

The accompanying notes are an integral part of these consolidated financial statements.

NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Statements of Operations

	For the Three Months Ended December 31, 2009 (Unaudited)	For the Three Months Ended December 31, 2008 (Unaudited)	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Revenues:
Product	$73,644	$22,943	$137,532	$22,943
Alternative fuel tax credit (1)	28,246	-	41,406	-
Total revenues	101,890	22,943	178,938	22,943
Operating expenses:
Cost of product revenue (including depreciation and amortization for the three months and years ended December 31, 2009 and 2008 of $174,524, $685,806, $193,471 and $193,471, respectively)	920,336	307,541	2,311,576	307,541
Research and development	111,853	246,178	475,013	1,086,723
General and administrative	2,975,258	3,865,493	9,751,064	9,653,380
Legal Settlement	-	-	-	359,595
License impairment charge	-	1,600,369	-	1,600,369
Total operating expenses	4,007,447	6,019,581	12,537,653	13,007,608
Loss from operations	(3,905,557)	(5,996,638)	(12,358,715)	(12,984,665)
Interest income	507	2,304	3,458	29,418
Interest expense	(198,969)	(113,823)	(537,661)	(536,581)
Other income (1)	-	7,208	-	7,208
Gain on debt extinguishment	-	-	241,500	-
(Loss) gain on net change in fair value of derivative liabilities	(616,106)	29,452	(1,745,383)	(717)
Net loss	(4,720,125)	(6,071,497)	(14,396,801)	(13,485,337)
Dividends to Preferred stockholders	(141,639)	(213,116)	(4,691,380)	(3,689,317)

Net loss attributable to common stockholders	$(4,861,764)	$(6,284,613)	$(19,088,181)	$(17,174,654)

Basic and diluted net loss per share	$(0.16)	$(0.33)	$(0.73)	$(0.92)

Weighted average number of shares outstanding	29,732,892	19,143,028	26,236,636	18,725,312

1 - In 2008, revenue from the alternative fuel tax credit was recorded as Other income.

The accompanying notes are an integral part of these consolidated financial statements.

 NEW GENERATION BIOFUELS HOLDINGS, INC.
Consolidated Statement of Cash Flows

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,396,801)	$(13,485,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	91,951	7,383
Loss on disposal of property and equipment	70,974	–
Amortization of license agreement	616,472	193,471
Amortization of license agreement payable discount	537,661	536,581
Compensation expense associated with stock, stock options, and restricted stock	3,293,318	3,268,363
Compensation expense associated with accrued stocks and warrants	–	124,732
Stock options issued to non-employees for services	35,684	637,005
Penalty share expense	–	230,277
Warrant expense related to legal settlement	–	359,595
Loss on net change in fair value of derivative liabilities	1,745,383	717
Gain on debt extinguishment	(241,500)	–
Amortization of prepaid consulting fee	662,323	–
License impairment	–	1,600,369
Bad debt expense	7,208	–
		–
Changes in operating assets and liabilities:
Accounts receivable	(40,957)	(22,943)
Other receivables	(41,406)	–
Inventories	(11,708)	–
Prepaid expenses and other current assets	29,073	(110,401)
Other assets	15,227	(264,136)
Accounts payable and accrued expenses	211,941	625,996
Deferred rent	324,409	–
Net cash used in operating activities	(7,090,748)	(6,298,328)

CASH FLOWS FROM INVESTING ACTIVITIES:
		–
Purchase of property and equipment	(881,190)	(386,329)
Payment for patents	–	(128,072)
Net cash used in investing activities	(881,190)	(514,401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for license agreement payable	–	(1,000,000)
Net proceeds from the issuance of common stock	7,063,339	–
Net proceeds from the issuance of preferred stock	–	7,187,650
Proceeds from the exercise of warrants	–	457,180
Net cash provided by financing activities	7,063,339	6,644,830

Net decrease in cash and cash equivalents	(908,599)	(167,899)
Cash and cash equivalents at beginning of year	1,476,246	1,644,145

Cash and cash equivalents at end of year	$567,647	$1,476,246

The accompanying notes are an integral part of these consolidated financial statements.